DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

 EXHIBIT 11

 SCHEDULE OF COMPUTATIONS OF PER SHARE EARNINGS

                                  Three Months Ended      Six Months Ended
                                     September 30,           September 30,
                                   1996        1995       1996         1995

 PRIMARY

 Net earnings for primary
   earnings per share         $ 1,396,000   $  915,000   $2,516,000   $1,571,000

 Weighted average number of
   shares outstanding (1)       5,510,000    5,488,000    5,492,000    5,461,000

 Add - common equivalent shares
   (determined using the "treasury
    stock" method) representing shares
    issuable upon exercise of employee
    stock options                 233,000      170,000      220,000      171,000

 Weighted average number of shares
    used in calculation of primary
    earnings per share          5,743,000    5,658,000    5,712,000    5,632,000

 Primary earnings per share     $    0.24    $    0.16    $    0.44    $    0.28


 FULLY DILUTED

 Net earnings                 $ 1,396,000    $ 915,000   $2,516,000   $1,571,000

 Add - interest on 8.5% Convertible
   Subordinated Debentures, net of
   applicable income taxes (2)     65,000            -      130,000            -

 Add - interest on 9% Senior
   Subordinated Convertible
   Debentures, net of applicable
   income taxes                   351,000            -      698,000            -

Add - amortization of deferred
    issuance costs relating to
    9% Senior Subordinated Convertible
    Debentures, net of applicable
    income taxes                   36,000            -       72,000            -

Net earnings for fully diluted
    earnings per share       $  1,848,000    $  915,000  $3,416,000   $1,571,000

 Weighted average number of shares
    used in calculation of primary
    earnings per share          5,743,000     5,658,000   5,712,000    5,632,000

 Add (deduct) incremental shares representing:

 Shares issuable upon exercise
    of stock options included in
    primary earnings per share
    calculation                  (233,000)     (170,000)   (220,000)   (171,000)

 Shares issuable upon exercise
    of stock options based on
    period-end market prices      239,000       233,000     242,000     211,000

 Shares issuable upon conversion
    of 8.5% Convertible
    Subordinated Debentures (2)   333,000             -     333,000           -

 Shares issuable upon conversion
    of 9% Senior Subordinated
    Convertible Debentures      2,825,000             -   2,825,000           -

 Weighted average number of shares
    used in calculation
    of fully diluted earnings   8,907,000      5,721,000  8,892,000   5,672,000

 Fully diluted earnings
    per share                  $     0.21     $     0.16  $    0.38 $      0.28


 (1) Effective April 1, 1996, Class A and Class B Common Stock were reclassified into a new single class of Common Stock. See Note 3 to Condensed Consolidated Financial Statements.

 (2) No adjustment made for all prior year periods, as the effect on reported per share earnings was antidilutive.